Exhibit 5.1

March 2, 2012

Nexeo Solutions, LLC

Nexeo Solutions Finance Corporation

9303 New Trails Drive, Suite 400

The Woodlands, Texas 7738

Ladies and Gentlemen:

We have acted as counsel for Nexeo Solutions, LLC, a Delaware limited liability company (the “Company”) and Nexeo Solutions Finance Corporation, a Delaware corporation (“Finance Corp.” and together with the Company, the “Issuers”), with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Issuers and by Nexeo Solutions Holdings, LLC, a Delaware limited liability company, and Nexeo Solutions Sub Holding Corp., a Delaware corporation (together, the “Guarantors”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with (i) the issuance by the Issuers of $175,000,000 aggregate principal amount of 8.375% Senior Subordinated Notes due 2018 (the “Exchange Notes”), in exchange for up to $175,000,000 aggregate principal amount of the Issuers’ outstanding 8.375% Senior Subordinated Notes due 2018 (the “Outstanding Notes”) and (ii) the Guarantors’ unconditional guarantees of the payment of the Exchange Notes (the “Guarantees”).

The Exchange Notes will be issued under (i) that certain Indenture, dated as of March 9, 2011 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee, under which the Oustanding Notes were also issued and (ii) the Supplemental Indenture, dated March 31, 2011, among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Supplemental Indenture”).

Before rendering our opinions hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, documents, instruments and records of each of the Issuers and the Guarantors, including the Registration Statement, the Indenture and the Supplemental Indenture, and we reviewed such questions of law, as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that when the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement, (a) the Exchange Notes will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, and (b) the Guarantees of the Guarantors will remain the valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject in each case to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture, the Supplemental Indenture or the Exchange Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law or (ii) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

March 2, 2012 Page 2

The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

Very truly yours,

/s/ Vinson & Elkins L.L.P.